Exhibit (h)(15)

AMENDED and RESTATED

EXPENSE CONTRACT

between

FIDELITY ABERDEEN STREET TRUST

FIDELITY ADVISOR FREEDOM INCOME FUND:  CLASS K6

and

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

This AMENDED and RESTATED Expense Contract, dated as of May 24, 2024, is made and entered into by and between Fidelity Aberdeen Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Fidelity Advisor Freedom Income Fund (the “Fund”), and Fidelity Management & Research Company LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract (the “Management Contract”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized basis point management fee by each class of the Fund;

WHEREAS, the Management Contract provides that the Manager will pay certain expenses of the Fund; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of Class K6 (formerly Class Z6) of the Fund (“Class K6”) at a fixed annualized expense rate as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.  EXPENSE PROVISION.  Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to Class K6, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to Class K6 and waive a portion of the management fee payable by such class, such that the ordinary operating expenses incurred by Class K6 in any fiscal year (excluding (i) taxes; (ii) the fees and expenses of all Trustees of the Trust who are not “interested persons” of the Trust or of the Adviser; (iii) interest expenses with respect to borrowings by the Fund; (iv) Rule 12b-1 fees, if any; (v) expenses of printing and mailing proxy materials to shareholders of the Fund; (vi) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; and (vii) such non-recurring and/or extraordinary expenses as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto) as well as non-operating expenses such as brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable, will not exceed the annual rate set forth in Schedule A of the average daily net assets of the class (computed in the manner set forth in the Trust’s Trust Instrument) throughout the month. For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than Class K6 of the Fund.

2.  AMENDMENTS.  This Agreement may not be amended to increase the fees or expenses payable by Class K6 except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of Class K6; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3.  INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Trust Instrument or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4.  DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Contract or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Contract.

5.  TERMINATION.  This Agreement will automatically terminate upon termination of the Management Contract between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY MANAGEMENT & RESEARCH  COMPANY LLC

By: /s/ Christopher J. Rimmer

Christopher J. Rimmer

Treasurer

FIDELITY ABERDEEN STREET TRUST, on behalf of

FIDELITY ADVISOR FREEDOM INCOME FUND

By: /s/ Laura M. Del Prato

Laura M. Del Prato

President and Treasurer

Schedule A

Years to Target Retirement Date*	Class K6 Annualized Rate (bp)
46	45.0
45	45.0
44	45.0
43	45.0
42	45.0
41	45.0
40	45.0
39	45.0
38	45.0
37	45.0
36	45.0
35	45.0
34	45.0
33	45.0
32	45.0
31	45.0
30	45.0
29	45.0
28	45.0
27	45.0
26	45.0
25	45.0
24	45.0
23	45.0
22	45.0
21	45.0
20	45.0
19	45.0
18	45.0
17	44.0
16	44.0
15	43.0
14	42.0
13	41.0
12	41.0
11	40.0
10	39.0
9	38.0
8	37.0
7	37.0
6	36.0
5	36.0
4	35.0
3	34.0
2	34.0
1	33.0
0	32.0
(1)	31.0
(2)	30.0
(3)	30.0
(4)	29.0
(5)	28.0
(6)	28.0
(7)	27.0
(8)	27.0
(9)	26.0
(10)	26.0
(11)	26.0
(12)	25.0
(13)	25.0
(14)	25.0
(15)	24.0
Thereafter (including investments in Fidelity Advisor Freedom Income Fund)	24.0

*“Years to Target Retirement Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.